Exhibit 99.1

Hewitt Associates, Inc.

100 Half Day Road
Lincolnshire, IL 60069

Tel (847) 295-5000

Fax (847) 295-7634

www.hewitt.com

Argentina

Australia

Austria

Belgium

Brazil

Canada

Channel Islands

Chile

China

Czech Republic

France

Germany

Greece

Hong Kong

Hungary

India

Ireland

Italy

Japan

Malaysia

Mauritius

Mexico

Netherlands

Philippines

Poland

Puerto Rico

Singapore

South Africa

South Korea

Spain

Sweden

Switzerland

Thailand

United Kingdom

United States

Venezuela

For Immediate Release

August 7, 2007

Contact: Investors: Genny Pennise (847) 442-6793, genny.pennise@hewitt.com

                Media: Maurissa Kanter (847) 442-7656, maurissa.kanter@hewitt.com

Hewitt Associates Reports Third Quarter Results

Company Announces Dutch Auction Tender Offer

LINCOLNSHIRE, Ill. - Hewitt Associates, Inc. (NYSE: HEW), a global human resources services company, today reported results for its fiscal 2007 third quarter ended June 30, 2007.

•     Reported net revenues (revenues before reimbursements) increased 4% in the third quarter, to $728.0 million, from $698.2 million in the prior-year quarter. Consulting revenues increased 10%, Human Resources Business Process Outsourcing (HR BPO) revenues increased 7%, and Benefits Outsourcing revenues were essentially flat.

•     Operating income for the third quarter was $72.4 million, compared with an operating loss of $207.6 million in the prior-year quarter. The improvement reflects a $13 million pretax benefit related to the timing impact of the Company’s bonus accruals and a $9 million pretax severance charge in the current quarter, as well as $249 million of pretax HR BPO-related charges in the prior-year quarter. Adjusting for these items in the appropriate periods, operating income for the current quarter was $81.5 million, compared with $54.4 million in the prior-year quarter.

•     Net income for the third quarter was $47.5 million, or $0.43 per diluted share, compared with a net loss of $202.2 million, or $1.88 diluted loss per share in the prior-year quarter.

•     As of August 6, under its $750 million share repurchase authorization, the Company had repurchased approximately 5.9 million of its outstanding common shares, for a total of approximately $177 million.

•     Also under the existing authorization, the Company today announced its intention to purchase up to 15,625,000 shares, or approximately 14% of its outstanding Class A common stock, through a modified “Dutch Auction” tender offer.

Third Quarter Highlights

“We saw good progress in each of our businesses again this quarter,” said Russ Fradin, chairman and chief executive officer. “Our Consulting business continues to post solid top-line growth, our Benefits Outsourcing business is showing nice underlying margin gains, and we are beginning to realize the benefits of our stabilization and improvement efforts in the HR BPO business.”

“We are now focused on entering 2008 with strong momentum against our key objectives, making sure we perform for clients, deliver for our shareholders, and reward

Hewitt Associates

associates who help us do both. We’ve clearly made a lot of progress addressing our cost structure. We recently announced our plans to significantly reduce our real estate costs, and you should expect to hear more from us about other similar opportunities to improve productivity as we go forward. In addition, today’s announcement that the board has authorized a more aggressive share repurchase program demonstrates our continued flexibility to return cash to our shareholders, even as we improve our earnings and invest in future growth.”

Operating Performance

The current quarter’s revenue of $728.0 million was impacted by the favorable effects of foreign currency translation of $11 million, and a $7 million decline in marginally profitable third-party supplier revenues. Acquisitions contributed $3 million of revenue in the quarter. After adjusting for these items, net revenues increased 3%.

Net income for the third quarter was $47.5 million, compared with a net loss of $202.2 million in the prior-year quarter. Third quarter results include $13 million of lower compensation expense driven by the timing impact of the Company’s bonus accrual methodology, and a $9 million pretax severance charge resulting from ongoing productivity initiatives, primarily in the HR BPO business and overhead functions. The prior-year quarter included $249 million of non-cash pretax charges related to the HR BPO business.

Business Segment Results

In the second quarter of fiscal 2007, the Company modified how certain costs are allocated, impacting the reported operating income of each segment, as well as reducing the overall level of unallocated shared service costs. Prior-year segment results have been presented on an adjusted basis to assist in the comparison of current-period results.

Benefits Outsourcing

Benefits Outsourcing segment revenues of $358.7 million in the third quarter were essentially flat, compared with $360.4 million in the prior-year quarter. Adjusting for the favorable effects of foreign currency translation of approximately $2 million, Benefits Outsourcing revenues declined 1%. An increase in project work was more than offset by the impact of lost clients and longer implementation cycles required for some of the Company’s large, complex clients.

Benefits Outsourcing segment income increased 25% in the third quarter, to $95.5 million, compared with $76.2 million in the prior-year quarter. Benefits Outsourcing segment margin was 26.6%, compared with 21.1% in the prior-year quarter. The increased margin was primarily due to increased efficiencies driven by global sourcing and other cost management efforts.

As of June 30, 2007, the Company was live with 18.3 million end-user benefits participants, compared with 18.7 million as of June 30, 2006.

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Human Resources Business Process Outsourcing

HR BPO segment revenues increased 7% in the third quarter, to $138.5 million, from $128.8 million in the prior-year quarter. Adjusting for the decline in third-party supplier revenues of $7 million, and the favorable effects of foreign currency translation of approximately $2 million, HR BPO revenues increased 14%. The increase was driven primarily by the growth of existing clients, including an increase in project work, as well as by contracts that went live within the twelve-month period.

The HR BPO segment loss was $37.8 million in the third quarter, compared with a loss of $293.5 million in the prior-year third quarter. The reduced loss was primarily due to $249 million of non-cash pretax charges recorded in the prior-year quarter, comprised of $172 million of goodwill impairment, $70 million of contract loss provisions, and $7 million of intangible asset impairment. Excluding these charges, the segment loss improved primarily due to the stabilization of the existing client base, as well as overall cost management efforts. The improvement was offset in part by a $6 million pretax severance charge, as well as increased intangible asset amortization.

As of June 30, 2007, the Company was live with approximately 762,000 client employees with HR BPO services, compared with 742,000 as of June 30, 2006.

Consulting

Consulting segment revenues increased 10% in the third quarter, to $240.9 million, from $218.8 million in the prior-year quarter. Adjusting for the favorable effects of foreign currency translation of approximately $7 million, and the effects of acquisitions of approximately $3 million, Consulting revenues increased 5% over the prior-year quarter. Growth was primarily due to strength in retirement and financial management consulting, as well as talent and organization consulting.

Consulting segment income increased 35% in the third quarter, to $40.9 million, compared with $30.2 million in the prior-year quarter. Consulting segment margin was 17.0%, compared with 13.8% in the prior-year quarter. The increase was primarily driven by revenue growth, as well as $8 million of lower compensation expense due to the timing impact of the Company’s bonus accrual methodology.

Unallocated Shared Service Costs

Reported unallocated shared service costs were $26.1 million, 3.6% of net revenues, in the third quarter, compared with $18.7 million, 2.7% of net revenues, in the prior-year quarter. The increase in expenses relative to revenues was primarily a result of higher professional services fees related to ongoing strategic initiatives.

Year-to-Date Results

Net revenues for the nine-month period ended June 30, 2007 increased 5% on both a reported and direct organic constant currency basis. Reported net revenues were $2.17 billion, compared with $2.08 billion in the prior-year nine-month period. The period was impacted by a $40 million decline in third-party supplier revenues, and the favorable effects of foreign currency translation of $36 million. Acquisitions contributed $7 million of revenue.

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Total Company operating income for the nine-month period increased to $137.7 million, compared with an operating loss of $106.5 million in the prior-year nine-month period. Current-period results include approximately $25 million of pretax charges recorded primarily in the second quarter related to the anticipated restructuring of an HR BPO contract, the resolution of a legal dispute, and asset impairments, $24 million of pretax severance charges primarily recorded in the first and third quarters resulting from ongoing productivity initiatives across the Company, approximately $7 million of higher compensation expense due to the timing impact of the Company’s bonus accrual methodology, and increased intangible asset amortization. The prior-year period included $266 million of non-cash pretax charges related to the HR BPO business, as well as a $7 million pretax charge related to selected staffing reductions.

Net income for the nine-month period was $90.6 million, or $0.82 per diluted share, compared with a net loss of $138.9 million, or $1.30 diluted loss per share in the prior-year nine-month period.

Cash Flow and Investments

Reported cash flow from operations was $258.0 million in the nine-month period, compared with $288.9 million in the prior-year nine-month period. Free cash flow, defined as cash flow from operations less investments (capital expenditures and capitalized software costs), was $195.1 million, compared with $210.9 million in the prior-year nine-month period. The decrease in free cash flow was driven primarily by lower tax refunds and higher tax prepayments, as well as higher performance-based compensation paid in the current period for fiscal 2006 performance as compared to the prior-year payment for fiscal 2005 performance. The decrease was offset by lower net deferrals and capital expenditures.

Share Repurchase

During the third quarter, the Company repurchased approximately 2.9 million of its outstanding common shares at an average price of $30.29 per share, for a total of approximately $88 million. Since July 1, 2007, the Company has repurchased an additional 1.6 million shares at an average price of $30.59 per share, for a total of approximately $50 million, bringing total activity under the $750 million authorization to $177 million.

Separately, under the existing authorization, the Company also announced today its intention to purchase up to 15,625,000 shares, or approximately 14% of its outstanding Class A common stock, through a modified “Dutch Auction” tender offer. The stated purchase price for the tender offer is between $28.75 and $32.00 per share. The offer is set to commence tomorrow, August 8, 2007, and expire at 12:00 midnight EDT on September 5, 2007.

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Conference Call

At 7:30 a.m. (CT) today, management will host a conference call with investors to discuss third quarter results. The live presentation is accessible through the Investor Relations section of Hewitt’s Web site at www.hewitt.com. The Webcast will be archived on the site for approximately one month.

About Hewitt Associates

With more than 65 years of experience, Hewitt Associates (NYSE: HEW) is the world’s foremost provider of human resources outsourcing and consulting services. The company consults with more than 2,300 companies and administers human resources, health care, payroll and retirement programs on behalf of more than 340 companies to millions of employees and retirees worldwide. Located in 35 countries, Hewitt employs approximately 24,000 associates. For more information, please visit www.hewitt.com.

Forward-Looking Information

This presentation contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based upon the current beliefs and expectations of Hewitt’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. Factors that could cause actual results to differ materially from those expressed or implied include general economic conditions and the factors discussed under the “Risk Factors” heading in the Business section of the Company’s most recent annual report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) and available at the SEC’s internet site (http://www.sec.gov) . Hewitt disclaims any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or any other reason.

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HEWITT ASSOCIATES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(Dollars in thousands except for share and per share amounts)

	Three Months Ended June 30,			Nine Months Ended June 30,
	2007	2006	% Change	2007	2006	% Change
Revenues:
Revenues before reimbursements (net revenues)	$727,982	$698,174	4.3%	$2,170,816	$2,075,375	4.6%
Reimbursements	14,330	16,271	(11.9)%	51,354	54,181	(5.2)%

Total revenues	742,312	714,445	3.9%	2,222,170	2,129,556	4.3%

Operating expenses:
Compensation and related expenses	455,069	480,645	(5.3)%	1,424,555	1,337,727	6.5%
Goodwill and asset impairment	2,996	236,692	(98.7)%	6,612	257,229	(97.4)%
Reimbursable expenses	14,330	16,271	(11.9)%	51,354	54,181	(5.2)%
Other operating expenses	149,022	150,187	(0.8)%	454,951	476,293	(4.5)%
Selling, general and administrative expenses	48,521	38,274	26.8%	147,020	110,624	32.9%

Total operating expenses	669,938	922,069	(27.3)%	2,084,492	2,236,054	(6.8)%

Operating income (loss)	72,374	(207,624)	n/m	137,678	(106,498)	n/m
Other income (expense), net	2,586	200	n/m	8,431	3,359	n/m

Income (loss) before income taxes	74,960	(207,424)	n/m	146,109	(103,139)	n/m

Provision (benefit) for income taxes	27,455	(5,177)	n/m	55,553	35,794	55.2%

Net income (loss)	$47,505	$(202,247)	n/m	$90,556	$(138,933)	n/m

Earnings (loss) per share:
Basic	$0.44	$(1.88)		$0.83	$(1.30)
Diluted (1)	$0.43	$(1.88)		$0.82	$(1.30)
Weighted average shares:
Basic	107,331,262	107,550,367		108,519,023	107,236,878
Diluted (1)	112,496,542	107,550,367		111,059,224	107,236,878

(1)	For the three- and nine-month periods ended June 30, 2007 and 2006, the Company had debt securities convertible into 1,870,748 shares of Class A common stock. For the three-month period ended June 30, 2007, the securities were dilutive, and the shares and $587 of interest expense, net of taxes, were included in the diluted earnings per share calculation. For the nine-month period ended June 30, 2007, and the three- and nine-month periods ended June 30, 2006, the securities were anti-dilutive, and therefore were not included in the diluted earnings per share calculation.

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HEWITT ASSOCIATES, INC.

BUSINESS SEGMENT RESULTS

(Unaudited)

(Dollars in thousands)

	Three Months Ended June 30,			Nine Months Ended June 30,
Business Segments	2007	2006 (1)	% Change	2007	2006 (1)	% Change
Benefits Outsourcing
Segment revenues before reimbursements	$358,678	$360,438	(0.5)%	$1,106,062	$1,092,390	1.3%
Segment income	95,461	76,208	25.3%	244,450	237,226	3.0%
Segment income as a percentage of segment revenues	26.6%	21.1%		22.1%	21.7%

HR BPO
Segment revenues before reimbursements (2)	$138,474	$128,829	7.5%	$403,103	$386,294	4.4%
Segment loss	(37,820)	(293,509)	87.1%	(141,710)	(379,369)	62.6%
Segment loss as a percentage of segment revenues	(27.3)%	(227.8)%		(35.2)%	(98.2)%

Consulting
Segment revenues before reimbursements	$240,875	$218,777	10.1%	$690,133	$622,528	10.9%
Segment income	40,882	30,247	35.2%	102,025	108,560	(6.0)%
Segment income as a percentage of segment revenues	17.0%	13.8%		14.8%	17.4%

Total Company
Segment revenues before reimbursements (2)	$738,027	$708,044	4.2%	$2,199,298	$2,101,212	4.7%
Intersegment revenues	(10,045)	(9,870)	1.8%	(28,482)	(25,837)	10.2%

Revenues before reimbursements (net revenues)	727,982	698,174	4.3%	2,170,816	2,075,375	4.6%
Reimbursements	14,330	16,271	(11.9)%	51,354	54,181	(5.2)%

Total revenues	$742,312	$714,445	3.9%	$2,222,170	$2,129,556	4.3%

Segment income (loss)	$98,523	$(187,054)	n/m	$204,765	$(33,583)	n/m

Charges not recorded at the segment level:
Initial public offering restricted stock awards	—	1,822	(100.0)%	—	8,905	(100.0)%
Unallocated shared services costs	26,149	18,748	39.5%	67,087	64,010	4.8%

Operating income (loss)	$72,374	$(207,624)	n/m	$137,678	$(106,498)	n/m

(1)	Prior year results have been reclassified to conform with the current year presentation. See www.hewitt.com for additional information.
(2)	HR BPO net revenues include $14,275 and $21,279 of third-party supplier revenues for the three months ended June 30, 2007 and 2006, respectively, and $51,857 and $90,704 for the nine months ended June 30, 2007 and 2006, respectively. The third-party supplier arrangements are generally marginally profitable. The related third-party supplier expenses are included in other operating expenses.

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HEWITT ASSOCIATES, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands except for share and per share amounts)

	June 30, 2007	September 30, 2006
	(Unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$246,950	$138,928
Short-term investments	291,376	310,527
Client receivables and unbilled work in process, less allowances of $20,680 and $25,333 at June 30, 2007 and September 30, 2006, respectively	605,136	622,270
Prepaid expenses and other current assets	96,901	72,986
Funds held for clients	119,254	83,026
Deferred income taxes, net	27,989	17,096

Total current assets	1,387,606	1,244,833

Non-Current Assets
Deferred contract costs	352,655	289,654
Property and equipment, net	376,218	411,205
Other intangible assets, net	223,114	242,108
Goodwill	576,002	544,922
Other non-current assets, net	29,931	34,956

Total non-current assets	1,557,920	1,522,845

Total Assets	$2,945,526	$2,767,678

LIABILITIES
Current Liabilities
Accounts payable	$22,437	$31,256
Accrued expenses	187,250	194,736
Funds held for clients	119,254	83,026
Advanced billings to clients	175,987	176,563
Accrued compensation and benefits	284,981	263,143
Short-term debt	29,535	32,246
Current portion of long-term debt and capital lease obligations	39,234	34,742

Total current liabilities	858,678	815,712

Non-Current Liabilities
Deferred contract revenues	244,530	193,638
Debt and capital lease obligations, less current portion	234,654	254,852
Other non-current liabilities	142,207	148,794
Deferred income taxes, net	134,028	98,313

Total non-current liabilities	755,419	695,597

Total Liabilities	$1,614,097	$1,511,309

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HEWITT ASSOCIATES, INC.

CONSOLIDATED BALANCE SHEETS (continued)

(In thousands except for share and per share amounts)

	June 30, 2007	September 30, 2006
	(Unaudited)
STOCKHOLDERS’ EQUITY
Stockholders’ Equity
Class A common stock, par value $0.01 per share, 750,000,000 shares authorized, 126,317,979 and 124,932,189 shares issued, 107,973,448 and 110,822,409 shares outstanding, as of June 30, 2007 and September 30, 2006, respectively	$1,263	$1,249
Additional paid-in capital	1,437,841	1,368,189
Cost of common stock in treasury, 18,344,531 and 14,109,780 shares of Class A common stock as of June 30, 2007 and September 30, 2006, respectively	(528,320)	(401,365)
Retained earnings	303,780	213,224
Accumulated other comprehensive income, net	116,865	75,072

Total stockholders’ equity	1,331,429	1,256,369

Total Liabilities and Stockholders’ Equity	$2,945,526	$2,767,678

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HEWITT ASSOCIATES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(Amounts in thousands)

	Nine Months Ended June 30,
	2007	2006
Cash flows from operating activities:
Net income (loss)	$90,556	$(138,933)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization, including amortization of deferred contract revenues and costs	137,101	123,007
Goodwill and asset impairment	6,612	257,229
Stock-based compensation	31,439	49,797
Deferred income taxes	11,933	(14,771)
Gain on contribution of business	—	(7,127)
Changes in operating assets and liabilities, net of effect of acquisitions and dispositions:
Client receivables and unbilled work in process	34,285	25,566
Prepaid expenses and other current assets	(18,864)	30,425
Deferred contract costs	(106,222)	(128,002)
Other assets	866	(2,039)
Accounts payable	(9,532)	(28,890)
Accrued compensation and benefits	17,077	37,519
Accrued expenses	(3,597)	(7,499)
Advanced billings to clients	(1,263)	28,899
Deferred contract revenues	76,773	64,771
Other long-term liabilities	(9,176)	(1,066)

Net cash provided by operating activities	257,988	288,886

Cash flows from investing activities:
Purchases of short-term investments	(170,044)	(284,365)
Proceeds from sales of short-term investments	189,207	80,404
Additions to property and equipment and intangible assets	(62,844)	(77,939)
Cash paid for acquisitions, net of cash received	(2,194)	(1,400)

Net cash used in investing activities	(45,875)	(283,300)

Cash flows from financing activities:
Proceeds from the exercise of stock options	36,475	13,992
Short-term borrowings	76,970	98,444
Repayments of short-term borrowings, capital leases and long-term debt	(97,927)	(117,062)
Purchase of Class A common shares for treasury	(126,955)	(8,516)

Net cash used in financing activities	(111,437)	(13,142)

Effect of exchange rate changes on cash and cash equivalents	7,346	2,888

Net increase (decrease) in cash and cash equivalents	108,022	(4,668)

Cash and cash equivalents, beginning of period	138,928	157,928

Cash and cash equivalents, end of period	$246,950	$153,260

Supplementary disclosure of cash paid during the period:
Interest paid	$16,923	$16,929
Income taxes paid	$69,057	$24,289

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